UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT #3)

SEARS ROEBUCK & CO.
(NAME OF ISSUER)
COMMON
(TITLE CLASS OF SECURITIES)
812387108
(CUSIP NUMBER)
07/31/2000
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO
WHICH THIS SCHEDULE IS FILED:

				(X)  RULE 13D-1(B)
				( )  RULE 13D-1(C)
				( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE
SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE
SHALL
NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF
THE
SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT
TO THE
LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT
TO ALL
OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


















CUSIP NO. 812387108			13G			PAGE 2 OF 5
PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS
    FIDUCIARY CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS
5.  SOLE VOTING POWER
7,393,577 SHARES
6.  SHARED VOTING POWER
27,727,602 SHARES
7.  SOLE DISPOSITIVE POWER
35,672,861 SHARES
8.  SHARED DISPOSITIVE POWER
9,400 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
35,773,130 SHARES
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN
     SHARES*
     NOT APPLICABLE
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.15 %
12.  TYPE OF REPORTING PERSON*
     BK

SCHEDULE 13G 			PAGE 3 OF 5 PAGES
ITEM 1.
  (A)  NAME OF ISSUER
       SEARS ROEBUCK & CO.

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       3333 BEVERLY ROAD
       HOFFMAN ESTATES, IL  60179

ITEM 2.

     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES
		COMMON

	(E)	CUSIP NUMBER
		812387108

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE
13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

PAGE 4 OF 5 PAGES
ITEM 4. OWNERSHIP
  (A)  AMOUNT BENEFICIALLY OWNED
35,773,130 SHARES
  (B)  PERCENT OF CLASS
10.15%
  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE
7,393,577 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
27,727,602 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF
35,672,861 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF
9,400 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER
          PERSON.

          SEARS 401(K) PROFIT SHARING PLAN = 7.9%

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH  ACQUIRED THE SECURITY BEING REPORTED ON BY
         THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF
THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED
FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE
NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     	THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK
AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES
COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST
COMPANY EXPRESSLY
DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN
PURSUANT TO RULE 13D-4.

                         SIGNATURE

     	AFTER REASONABLE INQUIRY AND TO THE BEST OF MY
KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET
FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         8 AUGUST 2000

                         STATE STREET BOSTON CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,

                         TRUSTEE


					/S/ JUDITH A. DORIAN
           				VICE PRESIDENT